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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

             INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940
________________________________________________________________________________
1.   Name and Address of Reporting Person*

     Chisick                         Brian
________________________________________________________________________________
   (Last)                           (First)             (Middle)

      17305 Von Karman Avenue
________________________________________________________________________________
                                    (Street)

     Irvine                          California      92614-6203
________________________________________________________________________________
   (City)                           (State)              (Zip)


________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol

     First Alliance Corporation (FACO)
________________________________________________________________________________
3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)


________________________________________________________________________________
4.   Statement for Month/Year

      February 2000
________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Year)


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6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [X]  Director                             [X]  10% Owner
     [X]  Officer (give title below)           [_]  Other (specify below)

           Chairman and Chief Executive Officer
________________________________________________________________________________
7.   Individual or Joint/Group Filing (Check applicable line)

     [X]  Form filed by 1 Reporting Person
     [_]  Form filed by more than 1 Reporting Person
________________________________________________________________________________

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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
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
                                                                                                                6.
                                                                 4.                              5.             Owner-
                                                                 Securities Acquired (A) or      Amount of      ship
                                                    3.           Disposed of (D)                 Securities     Form:     7.
                                                    Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                                      2.            Code         ------------------------------- Owned at End   (D) or    Indirect
1.                                    Transaction   (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security                     Date          ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                            (mm/dd/yy)     Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
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
Class A Common Stock                  02/11/00       P                7,500      A      2.81     12,753,452     I         Trust (1)
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Class A Common Stock                  02/14/00       P                2,500      A      2.94     12,755,952     I         Trust (1)
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Class A Common Stock                  02/15/00       P               33,000      A      2.99     12,788,952     I         Trust (1)
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Class A Common Stock                  02/16/00       P               10,000      A      3.00     12,798,952     I         Trust (1)
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Class A Common Stock                  02/17/00       P                3,100      A      3.00     12,802,052     I         Trust (1)
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Class A Common Stock                  02/22/00       P                8,100      A      2.94     12,810,152     I         Trust (1)
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Class A Common Stock                  02/23/00       P               15,000      A      3.00     12,825,152     I         Trust (1)
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

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                            (Print or Type Responses)
                                                                          (Over)
                                                                  SEC 1474(3-99)
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FORM 4 (continued)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

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
                                                                                                                    10.
                                                                                                          9.        Owner-
                                                                                                          Number    ship
                                                                                                          of        Form
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    or                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-             4.       Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Code     of(D)         (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     (Instr.  (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  8)       4 and 5)      Date     Expira-            Number  ity      Month     (I)      ship
Security            Secur-   Day/     ------   ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    Code V    (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
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
                                                                                Class A
Stock Options       2.75   12/03/1999 A         25,000    06/03/2000 12/02/2009 Common    25,000  2.75     279,085   D
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                                                                                Class A
Stock Options       2.75   12/03/1999 A         25,000    12/03/2001 12/02/2009 Common    25,000  2.75     304,085   D
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                                                                                Class A
Stock Options       2.75   12/03/1999 A         25,000    12/03/2002 12/02/2009 Common    25,000  2.75     329,085   D
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                                                                                Class A
Stock Options       2.75   12/03/1999 A         25,000    12/03/2003 12/02/2009 Common    25,000  2.75     354,085   D
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
Explanation of Responses:

(1) By self as co-trustee of the Brian and Sarah Chisick Revocable Estate Trust U/A/D March 7, 1979.


          /s/ Brian Chisick                                    02/25/2000
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date

           Brian Chisick
Director, Chairman & Chief Executive Officer

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
       See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

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